Exhibit 10.2

EMPLOYEE MATTERS AGREEMENT

BY AND BETWEEN

CAPITAL SOUTHWEST CORPORATION

AND

CSW INDUSTRIALS, INC.

DATED AS OF SEPTEMBER [●], 2015

i

TABLE OF CONTENTS

(cont.)

		Page

Section 8.13	Assignment	20
Section 8.14	Successors and Assigns	20
Section 8.15	Termination	20
Section 8.16	Third Party Beneficiaries	20
Section 8.17	Title and Headings	20
Section 8.18	Governing Law	20
Section 8.19	Waiver of Jury Trial	21
Section 8.20	Specific Performance	21
Section 8.21	Severability	21

ii

EMPLOYEE MATTERS AGREEMENT

This Employee Matters Agreement, dated as of September [●], 2015 (the “Agreement”), is by and between Capital Southwest Corporation, a Texas corporation (“Capital Southwest”), and CSW Industrials, Inc., a Delaware corporation (“CSWI,” and together with Capital Southwest, the “Parties”).

WHEREAS, the Board of Directors of Capital Southwest (the “Capital Southwest Board”) has determined that it is in the best interests of Capital Southwest and its shareholders to separate the CSWI Businesses from Capital Southwest’s other businesses;

WHEREAS, in furtherance of the foregoing, the Capital Southwest Board has authorized the distribution to the holders of the issued and outstanding shares of common stock, par value $0.25 per share, of Capital Southwest (the “Capital Southwest Shares”) as of the Record Date of all the issued and outstanding shares of common stock, par value $0.01 per share, of CSWI (each such share is individually referred to as a “CSWI Share” and collectively referred to as the “CSWI Shares”), respectively, on the basis of one CSWI Share for every share of Capital Southwest Shares (the “Share Distribution”);

WHEREAS, in order to effect the Share Distribution, Capital Southwest and CSWI have entered into a Distribution Agreement, dated as of September [●], 2015 (the “Distribution Agreement”); and

WHEREAS, in addition to the matters addressed by the Distribution Agreement, the Parties desire to enter into this Agreement to set forth the terms and conditions of certain employment, compensation and benefit matters.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below. Capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings ascribed to them in the Distribution Agreement.

“Agreement” has the meaning set forth in the preamble to this Agreement and shall include all Schedules hereto and all amendments, modifications, and changes hereto.

“Benefit Plan” means any contract, agreement, policy, practice, program, plan, trust, commitment or arrangement providing for benefits, perquisites or compensation of any nature from an employer to any Employee, or to any family member, dependent, or beneficiary of any such Employee, including pension plans, thrift plans, supplemental pension plans and welfare plans, and contracts, agreements, policies, practices, programs, plans, trusts, commitments, and arrangements providing for terms of employment, fringe benefits, severance benefits, change in control protections or benefits, travel and accident, life, accidental death and dismemberment, disability and accident insurance, tuition reimbursement, travel and reimbursement, vacation, sick, personal or bereavement days, leaves of absences and holidays; provided, however, the term “Benefit Plan” does not include any governmental-sponsored benefits, such as workers’ compensation, unemployment or similar plans, programs or policies.

“Capital Southwest” has the meaning set forth in the preamble to this Agreement.

“Capital Southwest Awards” means Capital Southwest Options, Capital Southwest Restricted Stock Awards and Capital Southwest Incentive Awards, collectively.

“Capital Southwest Board” has the meaning set forth in the recitals to this Agreement.

“Capital Southwest Change of Control” has the meaning set forth in Section 3.2(c).

“Capital Southwest Companies” means Capital Southwest and its Subsidiaries other than CSWI and the CSWI Companies.

“Capital Southwest Company Employee” means any employee of a Capital Southwest Company that is not a CSWI Company Employee.

“Capital Southwest Compensation Committee” means the Compensation Committee of the Capital Southwest Board.

“Capital Southwest Equity Plan” means any equity compensation plan sponsored or maintained by Capital Southwest immediately prior to the Distribution Date, including the Capital Southwest Corporation 1999 Stock Option Plan, the Capital Southwest Corporation 2009 Stock Incentive Plan, as amended, and the Capital Southwest Corporation 2010 Restricted Stock Award Stock Plan, as amended.

“Capital Southwest Incentive Awards” means those cash incentive awards listed on Schedule 1.1 which were granted pursuant to a phantom stock option agreement entered into with Capital Southwest that are outstanding as of immediately prior to the Distribution Date.

“Capital Southwest Option” means an option to purchase Capital Southwest Shares granted pursuant to a Capital Southwest Equity Plan that is outstanding as of immediately prior to the Distribution Date.

“Capital Southwest Ratio” means the quotient obtained by dividing the Capital Southwest Share Value by the Post-Separation Capital Southwest Share Value.

“Capital Southwest Restricted Stock Award” means a restricted stock award granted pursuant to a Capital Southwest Equity Plan that is outstanding as of immediately prior to the Distribution Date.

“Capital Southwest Shares” has the meaning set forth in the recitals to this Agreement.

“Capital Southwest Share Value” means the simple average of the volume weighted average per-share price of Capital Southwest Shares trading “regular way with due bills” on NASDAQ during each of the last ten full Trading Sessions immediately prior to the Distribution Date.

“Capital Southwest Welfare Plans” means the group health and welfare insurance benefit plans established by the Capital Southwest Companies, effective as of January 1, 2016.

“Capital Southwest 401(k) Plan” means the Capital Southwest Management Corporation Employee Savings Plan, as effective immediately following the Distribution Date.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

“Code” means the Internal Revenue Code of 1986, as amended.

“CSWI” has the meaning set forth in the preamble to this Agreement.

“CSWI Awards” means CSWI Options and CSWI Restricted Stock Awards, collectively.

“CSWI Benefit Plans” means any Benefit Plan established, sponsored or maintained by CSWI or a CSWI Company.

“CSWI Change of Control” has the meaning set forth in Section 3.2(c).

“CSWI Company Employees” means any employee of CSWI or a CSWI Company and all Transferring Employees.

“CSWI Compensation and Benefit Liability” has the meaning set forth in Section 2.1(a).

“CSWI Equity Plan” means the CSWI 2015 Equity and Incentive Compensation Plan.

“CSWI Option” means an option to purchase CSWI Shares granted by CSWI pursuant to the CSWI Equity Plan in accordance with Section 3.2(b).

“CSWI Shares” has the meaning set forth in the recitals to this Agreement.

“CSWI Ratio” means the quotient obtained by dividing the Capital Southwest Share Value by the CSWI Share Value.

“CSWI Restoration Plan” has the meaning set forth in Section 5.1.

“CSWI Restricted Stock Award” means a restricted stock award granted pursuant to the CSWI Equity Plan in accordance with Section 3.2(a).

“CSWI Share Value” means the simple average of the volume weighted average per-share price of CSWI Shares trading on NASDAQ during each of the first ten full Trading Sessions immediately after the Distribution Date.

“CSWI 401(k) Plan” means the CSW Industrials, Inc. Employee Savings Plan, as effective immediately following the Distribution Date.

“Distribution Agreement” has the meaning set forth in the recitals to this Agreement.

“DOL” means the U.S. Department of Labor.

“Employee” means any Capital Southwest Company Employee or CSWI Company Employee.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ESOP” means the CSW Industrials, Inc. Employee Stock Ownership Plan, as effective immediately following the Distribution Date, and as amended from time to time.

“ESOP Asset Transfer Date” has the meaning set forth in Section 4.3(a).

“Executive Compensation Plan” means the executive compensation plan consisting of nonqualified stock options, restricted stock and cash incentive awards adopted by Capital Southwest on August 28, 2014.

“Former Capital Southwest Company Employee” means any individual who as of the Distribution Date is not a Capital Southwest Company Employee or a CSWI Company Employee, but who previously was, as between the Capital Southwest Companies, CSWI and the CSWI Companies, most recently employed by one of the Capital Southwest Companies.

“Former CSWI Company Employee” means any individual who as of the Distribution Date is not a Capital Southwest Company Employee or a CSWI Company Employee, but who previously was, as between the Capital Southwest Companies, CSWI and the CSWI Companies, most recently employed by CSWI or one of the CSWI Companies.

“Former Employee” means any Former Capital Southwest Company Employee or Former CSWI Company Employee.

“IRS” means the U.S. Internal Revenue Service.

“Parties” has the meaning set forth in the preamble to this Agreement.

“PBGC” means the U.S. Pension Benefit Guaranty Corporation.

“Post-Separation Capital Southwest Awards” means Post-Separation Capital Southwest Options and Post-Separation Capital Southwest Restricted Stock Awards, collectively.

“Post-Separation Capital Southwest Option” means a Capital Southwest Option adjusted as of the Distribution Date in accordance with Section 3.2(b).

“Post-Separation Capital Southwest Restricted Stock Award” means a Capital Southwest Restricted Stock Award adjusted as of the Distribution Date in accordance with Section 3.2(a).

“Post-Separation Capital Southwest Share Value” means the simple average of the volume weighted average per-share price of Capital Southwest Shares trading on NASDAQ during each of the first ten full Trading Sessions immediately after the Distribution Date.

“Restoration Plan” means the Capital Southwest and its Affiliates 2009 Restoration of Retirement Income Plan, as amended and restated effective January 1, 2008, and as amended from time to time.

“Retirement Plan” means the Retirement Plan for Employees of Capital Southwest Corporation and its Affiliates, as amended and restated effective April 1, 2011, as amended from time to time.

“Securities Act” means the U.S. Securities Act of 1933.

“Share Distribution” has the meaning set forth in the recitals to this Agreement.

“Share Value Factor” means the quotient obtained by dividing (a) the Capital Southwest Share Value by (b) the sum of (i) the CSWI Share Value and (ii) the Post-Separation Capital Southwest Share Value.

“Trading Session” means the period of time during any given calendar day, commencing with the determination of the opening price on NASDAQ and ending with the determination of the closing price on NASDAQ, in which trading in Capital Southwest Shares or CSWI Shares (as applicable) is permitted on NASDAQ.

“Transferring Employees” has the meaning set forth in Section 2.3(a).

“U.S.” means the United States of America.

“Welfare Plans” means the group health and welfare insurance benefits included on Schedule 1.2.

“Welfare Transition Period” means the period commencing on the Distribution Date and continuing through December 31, 2015.

“401(k) Plans” means the Capital Southwest 401(k) Plan and the CSWI 401(k) Plan.

Section 1.2 Reference; Interpretation. Unless the context requires otherwise, (a) all references to Sections, Articles or Schedules are to the Sections, Articles or Schedules of or to this Agreement, (b) each accounting term not otherwise defined in this Agreement has the meaning commonly applied to it in accordance with United States generally accepted accounting principles, consistently applied, and as in effect on the date of this Agreement, (c) words in the singular include the plural and vice versa, (d) all references to $ or dollar amounts will be to lawful currency of the U.S., (e) to the extent the term “day” or “days” is used, it will mean calendar days unless Business Days are specified, (f) the pronoun “his” refers to the masculine, feminine and neuter, the words “herein,” “hereby,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section, Article or other subdivision, (g) the term “including” means “including without limitation,” (h) the term “or”

will be disjunctive but not exclusive, (i) the term “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase will not mean simply “if,” and (j) any reference to any contract or Law is a reference to it as amended, modified and supplemented from time to time (and, in the case of a Law, to (i) any successor provision and (ii) the rules and regulations promulgated thereunder). This Agreement shall not be construed against either Party as the principal draftsperson hereof or thereof.

ARTICLE II

GENERAL PRINCIPLES FOR ALLOCATION OF LIABILITIES

Section 2.1 General Principles. Unless otherwise provided herein, Liabilities in respect of Employees and Former Employees for compensation, wages and employee benefits shall be allocated among Capital Southwest and CSWI according to this Section 2.1.

(a) Acceptance and Assumption of CSWI Compensation and Benefit Liabilities. On or prior to the Distribution Date, but in any case prior to the Share Distribution, CSWI shall retain, assume and agree, as applicable, to faithfully perform, discharge and fulfill the following Liabilities in accordance with their respective terms (each of which shall be considered a “CSWI Compensation and Benefit Liability”), regardless of when or where such Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Distribution Date:

(i) any and all wages, salaries, incentive compensation (as the same may be modified by this Agreement), equity compensation (as the same may be modified by Article III of this Agreement), commissions, bonuses and any other employee compensation or benefits payable to or on behalf of any CSWI Company Employee or Former CSWI Company Employee on or after the Distribution Date by any Capital Southwest Company or CSWI Company, in each case arising out of such CSWI Company Employee’s or Former CSWI Company Employee’s capacity as an Employee or Former Employee of any Capital Southwest Company or CSWI Company, and, without regard to when such wages, salaries, incentive compensation, equity compensation, commissions, bonuses or other employee compensation or benefits are or may have been awarded or earned; provided, however, with respect to any CSWI Company Employees that are Transferring Employees, only wages, salaries, incentive compensation, equity compensation, commissions, bonuses or other employee compensation or benefits payable to or on behalf of such Transferring Employees that have or will be awarded or earned on and after the Distribution Date shall be assumed, performed, discharged and fulfilled by CSWI; provided, further, that any Liability expressly retained by a Capital Southwest Company pursuant to this Agreement will remain a Liability of the applicable capital Southwest Company and will not be a CSWI Compensation and Benefit Liability;

(ii) any and all Liabilities whatsoever with respect to claims made by or with respect to any CSWI Company Employee or Former CSWI Company Employee in connection with any Benefit Plan not retained or assumed by any of the Capital Southwest Companies pursuant to this Agreement, the Distribution Agreement or any other Ancillary Agreement; and

(iii) any and all Liabilities expressly assumed or retained by CSWI or any of the CSWI Companies pursuant to this Agreement.

(b) Retention of Capital Southwest Compensation and Benefit Liabilities. Capital Southwest shall retain and agree to faithfully perform, discharge and fulfill any and all Liabilities of Employees for compensation, wages and employee benefits other than the CSWI Compensation and Benefit Liabilities, in accordance with their respective terms.

(c) Payroll and Related Taxes. With respect to any Transferring Employee, the Parties shall, or shall cause their respective Subsidiaries to, (i) treat CSWI (or the applicable CSWI Companies) as a “successor employer” and Capital Southwest (or the applicable Capital Southwest Companies) as a “predecessor,” within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code, for purposes of Taxes imposed under the United States Federal Insurance Contributions Act, as amended (“FICA”), or the United States Federal Unemployment Tax Act, as amended (“FUTA”), (ii) cooperate with each other to avoid, to the extent possible, the restart of FICA and FUTA upon or following the Distribution Date with respect to each such CSWI Company Employee for the tax year during which the Distribution Date occurs, and (iii) use commercially reasonably efforts to implement the alternate procedure described in Section 5 of Revenue Procedure 2004-53; provided, however, that, to the extent that CSWI (or the applicable CSWI Companies) cannot be treated as a “successor employer” to Capital Southwest (or the applicable Capital Southwest Companies) within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code with respect to any Transferring Employee, (x) with respect to the portion of the tax year commencing on January 1, 2015 and ending on the Distribution Date, Capital Southwest will (A) be responsible for all payroll obligations, Tax withholding and reporting obligations for such Transferring Employee and (B) furnish a Form W-2 or similar earnings statement to all such Transferring Employees for such period, and (y) with respect to the remaining portion of such tax year, CSWI will (A) be responsible for all payroll obligations, Tax withholding and reporting obligations regarding such Transferring Employees and (B) furnish a Form W-2 or similar earnings statement to all such Transferring Employees.

(d) Unaddressed Liabilities. To the extent that this Agreement does not address particular Liabilities for compensation, wages or employee benefits under any Benefit Plan and the Parties later determine that they should be allocated in connection with the Share Distribution, the Parties shall agree in good faith on the allocation, taking into account the handling of comparable Liabilities under this Agreement.

Section 2.2 Service Credit.

(a) Service for Eligibility, Vesting and Benefit Purposes. Except as otherwise provided herein or in any other Ancillary Agreement, CSWI shall, or shall cause the CSWI Companies, respectively, to, recognize each CSWI Company Employee’s and each Former CSWI Company Employee’s full service with any of the Capital Southwest Companies or predecessor entities at or before the Distribution Date, to the same extent that such service was credited by the Capital Southwest Companies for similar purposes prior to the Distribution Date as if such full service had been performed for CSWI or the applicable CSWI Company that is the Employee’s employer after the Distribution Date, for purposes of eligibility, vesting and determination of level of benefits under any Benefit Plan sponsored by CSWI or the applicable CSWI Company.

(b) Credit for Compensation. Except as otherwise provided herein or in any other Ancillary Agreement, the compensation paid by Capital Southwest and its Subsidiaries to an Employee shall be credited and recognized for all applicable purposes under the applicable Benefit Plans following the Distribution Date as though it were compensation from CSWI or any of the CSWI Companies, as applicable.

Section 2.3 Transferring Employees.

(a) Transferring Employees. Capital Southwest shall, or shall cause the Capital Southwest Companies to, transfer the employment of the employees listed on Schedule 2.3(a) (the “Transferring Employees”) to CSWI immediately prior to the Distribution Date.

(b) Employment Agreements. To the extent necessary, Capital Southwest shall, or shall cause the Capital Southwest Companies to, use commercially reasonable efforts to terminate any offers of employment and/or employment agreements entered into between a Transferring Employee and any of the Capital Southwest Companies, effective as of the Distribution Date. CSWI shall, or shall cause the CSWI Companies to, enter into new employment agreements with any Transferring Employees as it deems necessary. Such new employment agreements, if any, shall supersede and replace any offers of employment and/or employment agreements entered into between such Transferring Employee and any of the Capital Southwest Companies.

Section 2.4 Collective Bargaining. CSWI shall, or shall cause the applicable CSWI Company to, retain all collective bargaining agreements (including any national, sector or local collective bargaining agreement) that cover CSWI Company Employees and the Liabilities arising under such collective bargaining agreements.

Section 2.5 Non-U.S. Regulatory Compliance. Prior to the Share Distribution, Capital Southwest may, to the extent necessary, adjust the treatment described in this Agreement with respect to Employees who are located outside of the United States in order to ensure compliance with the applicable Laws of countries outside of the United States or to preserve the Tax benefits provided under local Tax Law.

ARTICLE III

EQUITY, INCENTIVE AND EXECUTIVE COMPENSATION

Section 3.1 Generally. Each Capital Southwest Award that is outstanding as of immediately prior to the Distribution Date shall be adjusted as described below; provided, however, that, effective immediately prior to the Distribution Date, the Capital Southwest Compensation Committee may provide for different adjustments with respect to some or all Capital Southwest Awards to the extent that the Capital Southwest Compensation Committee deems such adjustments necessary and appropriate. Any adjustments made by the Capital

Southwest Compensation Committee pursuant to the foregoing sentence shall be deemed incorporated by reference herein as if fully set forth below and shall be binding on the Parties and their respective Affiliates. On or prior to the Distribution Date, the CSWI Equity Plan shall be established, with such terms as are necessary to permit the implementation of the provisions of Section 3.2.

Section 3.2 Equity Incentive Awards.

(a) Restricted Stock. Each holder of an outstanding Capital Southwest Restricted Stock Award immediately prior to the Distribution Date shall receive, as of the Distribution Date, a CSWI Restricted Stock Award for such number of CSWI Shares as is determined in the same way as if the outstanding Capital Southwest Restricted Stock Award comprised fully vested Capital Southwest Shares as of the Distribution Date. Except as set forth in this Section 3.2, the Post-Separation Capital Southwest Restricted Stock Award and the CSWI Restricted Stock Award issued in accordance with this Section 3.2 both shall be subject to substantially the same terms and conditions (including with respect to vesting) immediately after the Distribution Date as were applicable to the Capital Southwest Restricted Stock Award immediately prior to the Distribution Date (except as otherwise provided herein, including in Section 3.2(c)).

(b) Stock Options. Each Capital Southwest Option that is outstanding immediately prior to the Distribution Date, regardless of by whom held, shall be converted as of the Distribution Date into both a Post-Separation Capital Southwest Option and a CSWI Option and shall be subject to substantially the same terms and conditions (including with respect to vesting and expiration) after the Distribution Date as were applicable to such Capital Southwest Option immediately prior to the Distribution Date (except as otherwise provided herein, including in Section 3.2(c)); provided, however, that from and after the Distribution Date:

(i) the number of Capital Southwest Shares subject to such Post-Separation Capital Southwest Option shall be equal to the product obtained by multiplying (A) the number of Capital Southwest Shares subject to the corresponding Capital Southwest Option immediately prior to the Distribution Date by (B) the Share Value Factor, with the resulting number rounded down to the nearest whole share;

(ii) the number of CSWI Shares subject to such CSWI Option shall be equal to the product obtained by multiplying (A) the number of Capital Southwest Shares subject to the corresponding Capital Southwest Option immediately prior to the Distribution Date by (B) the Share Value Factor, with the resulting number rounded down to the nearest whole share;

(iii) the per share exercise price of such Post-Separation Capital Southwest Option shall be equal to the quotient obtained by dividing (A) the per share exercise price of the corresponding Capital Southwest Option immediately prior to the Distribution Date by (B) the Capital Southwest Ratio, with the resulting number rounded up to the nearest cent; and

(iv) the per share exercise price of such CSWI Option shall be equal to the quotient obtained by dividing (A) the per share exercise price of the corresponding Capital Southwest Option immediately prior to the Distribution Date by (B) the CSWI Ratio, with the resulting number rounded up to the nearest cent.

Notwithstanding anything to the contrary in this Section 3.2(b), the exercise price, the number of Capital Southwest Shares and CSWI Shares subject to each Post-Separation Capital Southwest Option and CSWI Option, and the terms and conditions of exercise of such options shall be determined in a manner consistent with the requirements of Section 409A of the Code. For purposes of Section 409A of the Code, the Capital Southwest Share Value shall be treated as the fair market value of a Capital Southwest Share immediately prior to the substitutions described in this Section 3.2(b) and the Post-Separation Capital Southwest Share Value and the CSWI Share Value shall be treated as the fair market value of a Capital Southwest Share and the fair market value of a CSWI Share, respectively, immediately after such substitutions.

(c) Miscellaneous Award Terms. With respect to Post-Separation Capital Southwest Awards and CSWI Awards, (i) employment with or service to the Capital Southwest Companies shall be treated as employment with and service to CSWI with respect to CSWI Awards held by Capital Southwest Company Employees and (ii) employment with or service to CSWI or a CSWI Company shall be treated as employment with or service to Capital Southwest with respect to Post-Separation Capital Southwest Awards held by CSWI Company Employees. In addition, none of the Share Distribution or any employment action described in Section 2.3 shall constitute a termination of employment for any Employee for purposes of any Post-Separation Capital Southwest Award or any CSWI Award. After the Distribution Date, for any award adjusted under this Section 3.2, any reference to a “change in control,” “change of control” or similar definition in an award agreement, employment agreement or Capital Southwest Equity Plan applicable to such award (A) with respect to Post-Separation Capital Southwest Awards, shall be deemed to refer to a “change in control,” “change of control” or similar definition as set forth in the applicable award agreement, employment agreement or Capital Southwest Equity Plan (a “Capital Southwest Change of Control”) and (B) with respect to CSWI Awards, shall be deemed to refer to a “Change in Control” as defined in the CSWI Equity Plan (a “CSWI Change of Control”). Without limiting the foregoing, with respect to provisions related to vesting of awards, a Capital Southwest Change of Control shall be treated as a CSWI Change of Control for purposes of CSWI Awards held by Capital Southwest Company Employees and a CSWI Change of Control shall be treated as a Capital Southwest Change of Control for purposes of Post-Separation Capital Southwest Awards held by CSWI Company Employees.

(d) Tax Reporting and Withholding.

(i) Except as otherwise provided in this Section 3.2(d), after the Distribution Date, Post-Separation Capital Southwest Awards, regardless of by whom held, shall be settled by Capital Southwest, and CSWI Awards, regardless of by whom held, shall be settled by CSWI.

(ii) Upon the vesting or exercise, as applicable, of CSWI Awards, CSWI shall be solely responsible for ensuring (A) the satisfaction of all applicable Tax withholding requirements on behalf of each CSWI Company Employee and (B) the collection and remittance of employee withholding Taxes to the Capital Southwest Companies with respect to each Capital Southwest Company Employee (with Capital Southwest Companies being responsible for remittance of the applicable employee Taxes and payment and remittance of the applicable employer Taxes relating to Capital Southwest Company Employees to the applicable Governmental Authority).

(iii) Upon the vesting or exercise, as applicable, of Post-Separation Capital Southwest Awards, Capital Southwest shall be solely responsible for ensuring (A) the satisfaction of all applicable Tax withholding requirements on behalf of each Capital Southwest Company Employee and (B) the collection and remittance of employee withholding Taxes to CSWI or the CSWI Companies with respect to each CSWI Company Employee (with CSWI or the CSWI Companies being responsible for remittance of the applicable employee Taxes and payment and remittance of the applicable employer Taxes relating to CSWI Company Employees to the applicable Governmental Authority).

(iv) Following the Distribution Date, CSWI will be responsible for all income Tax reporting in respect of Post-Separation Capital Southwest Awards and CSWI Awards held by CSWI Company Employees, and Capital Southwest shall be responsible for all income Tax reporting in respect of Post-Separation Capital Southwest Awards and CSWI Awards held by Capital Southwest Company Employees.

(v) Following the Distribution Date, if any Post-Separation Capital Southwest Award held by a CSWI Company Employee shall fail to become vested, such Post-Separation Capital Southwest Award shall be forfeited to Capital Southwest, and if any CSWI Award held by a Capital Southwest Company Employee shall fail to become vested, such CSWI Award shall be forfeited to CSWI.

(e) Registration and Other Regulatory Requirements. CSWI agrees to file Forms S-1, S-3 and S-8 registration statements, as applicable, with respect to, and to cause to be registered pursuant to the Securities Act, the CSWI Shares authorized for issuance under the CSWI Equity Plan, as required pursuant to the Securities Act, before the date of issuance of any CSWI Shares pursuant to the CSWI Equity Plan. The Parties shall take such additional actions as are deemed necessary or advisable to effectuate the foregoing provisions of this Section 3.2(e), including compliance with securities Laws and other legal requirements associated with equity compensation awards in affected non-U.S. jurisdictions. Capital Southwest agrees to facilitate the adoption and approval of the CSWI Equity Plan consistent with the requirements of Treasury Regulations Section 1.162-27(f)(4)(iii).

Section 3.3 Capital Southwest Incentive Awards.

(a) Awards Granted Prior to the Share Distribution. Capital Southwest will use commercially reasonable efforts to enter into an agreement with each holder of a Capital Southwest Incentive Award that is outstanding immediately prior to the Distribution Date to cause the “Phantom Share Value” (as defined in the Capital Southwest Incentive Award) for purposes of any future exercise of such award to be determined based upon the net asset value of Capital Southwest as of the last day of the fiscal quarter ending immediately prior to the Distribution Date. After the Distribution Date, Capital Southwest shall retain all Liabilities associated with the Capital Southwest Incentive Awards held by Capital Southwest Company Employees or Transferring Employees, including any replacement awards issued to any Capital Southwest Company Employees pursuant to Section 3.3(b), and CSWI shall assume all Liabilities associated with the Capital Southwest Incentive Awards held by CSWI Company Employees who are not Transferring Employees, as well as any replacement awards issued to CSWI Company Employees (including Transferring Employees) pursuant to Section 3.3(b). Employment with or service to CSWI or a CSWI Company shall be treated as employment with or service to Capital Southwest with respect to Capital Southwest Incentive Awards held by CSWI Company Employees following the Distribution Date. In addition, none of the Share Distribution or any employment action described in Section 2.3 shall constitute a termination of employment for any Employee for purposes of any Capital Southwest Incentive Award.

(b) Replacement Awards. Capital Southwest and CSWI shall use commercially reasonable efforts to agree with each holder of Capital Southwest Incentive Awards to enter into a new agreement regarding acceptable replacement awards to be issued by Capital Southwest, if such holder is a Capital Southwest Company Employee, or CSWI, if such holder is a CSWI Company Employee, effective as of the Distribution Date. Each such replacement award shall be subject to substantially the same terms and conditions with respect to vesting and the time and manner of payment as applied to the applicable Capital Southwest Incentive Award immediately prior to the Distribution Date to the extent necessary to comply with Section 409A of the Code.

(c) Tax Reporting and Withholding.

(i) Upon the vesting or exercise, as applicable, of Capital Southwest Incentive Awards, CSWI shall be solely responsible for ensuring (A) the satisfaction of all applicable Tax withholding requirements on behalf of each CSWI Company Employee (excluding Transferring Employees), (B) the collection and remittance of employee withholding Taxes to the applicable Governmental Authority with respect to each CSWI Company Employee (excluding Transferring Employees), and (C) the remittance of employee withholding Taxes received from Capital Southwest to the applicable Governmental Authority with respect to each Transferring Employee, and Capital Southwest shall be solely responsible for ensuring (A) the satisfaction of all applicable Tax withholding requirements on behalf of each Capital Southwest Company Employee and each Transferring Employee, (B) the collection and remittance of employee withholding Taxes to the applicable Governmental Authority with respect to each Capital Southwest Company Employee, and (c) the collection and remittance of employee withholding Taxes to CSWI with respect to each Transferring Employee.

(ii) Upon the vesting or exercise, as applicable, of any replacement award issued pursuant to Section 3.3(b), CSWI shall be solely responsible for ensuring (A) the satisfaction of all applicable Tax withholding requirements on behalf of each CSWI Company Employee (including Transferring Employees) and (B) the collection and remittance of employee withholding Taxes to the applicable Governmental Authority with respect to each CSWI Company Employee, and Capital Southwest shall be solely responsible for ensuring (A) the satisfaction of all applicable Tax withholding requirements on behalf of each Capital Southwest Company Employee and (B) the collection and remittance of employee withholding Taxes to the applicable Governmental Authority with respect to each Capital Southwest Company Employee.

(iii) Following the Distribution Date, CSWI will be responsible for all income Tax reporting in respect of Capital Southwest Incentive Awards and any replacement awards issued pursuant to Section 3.3(b) held by CSWI Company Employees, and Capital Southwest shall be responsible for all income Tax reporting in respect of Capital Southwest Incentive Awards and any replacement awards issued pursuant to Section 3.3(b) held by Capital Southwest Company Employees.

ARTICLE IV

QUALIFIED RETIREMENT PLANS

Section 4.1 The Retirement Plan.

(a) CSWI Assumption. As of the Distribution Date, CSWI will take all actions necessary to assume sponsorship of the Retirement Plan and be substituted as the party to any trust and/or custodian agreement related thereto. Prior to the Distribution Date, Capital Southwest shall take all actions necessary to transfer the sponsorship of the Retirement Plan to CSWI, to be effective as of the Distribution Date. The Retirement Plan shall make payments to Capital Southwest Company Employees and Former Employees with vested rights thereunder in accordance with the terms of the Retirement Plan as in effect from time to time.

(b) No Loss of Unvested Benefits; Distributions. The Transferring Employees will not lose their unvested accrued benefits (if any) under the Retirement Plan, which shall be assumed by CSWI as provided herein. No Transferring Employee shall be entitled to a distribution of his or her benefit under the Retirement Plan as a result of such transfer of employment. Capital Southwest Company Employees and Former Employees shall be entitled to a distribution of their vested benefits (if any) under the Retirement Plan, following the Share Distribution, in accordance with the terms of the Retirement Plan, in effect from time to time.

(c) PBGC Notice. Capital Southwest shall file all applicable notices with the PBGC as required under Section 4043 of ERISA that are triggered as a result of the transfer of sponsorship of the Retirement Plan to CSWI, either alone or in combination with any other event or circumstance.

Section 4.2 401(k) Plans.

(a) Capital Southwest 401(k) Plan. As of the Distribution Date, Capital Southwest will take all actions necessary to assume sponsorship of the Capital Southwest 401(k) Plan and be substituted as the party to any trust and/or custodian agreement related thereto.

(b) CSWI 401(k) Plan. As of the Distribution Date, CSWI will take all actions necessary to assume sponsorship of the CSWI 401(k) Plan and be substituted as the party to any trust and/or custodian agreement related thereto. Prior to the Distribution Date, Capital Southwest shall take all actions necessary to cause the applicable CSWI Company to transfer sponsorship of the CSWI 401(k) Plan to CSWI, to be effective as of the Distribution Date.

Section 4.3 ESOP.

(a) Treatment of the ESOP. As of the Distribution Date, CSWI will assume sponsorship of the ESOP and will be substituted as the party to any trust and/or custodian agreement related thereto. Prior to the Distribution Date, Capital Southwest shall take all actions necessary to cause the applicable CSWI Companies to transfer sponsorship of the ESOP to

CSWI, to be effective as of the Distribution Date. As soon as administratively practicable following the Distribution Date, CSWI shall cause a transfer of the plan assets of the Capital Southwest Company Employees who have an account balance under the ESOP as of the Distribution Date, valued as of the date such assets are transferred, from the trust maintained with respect to the ESOP to the trust maintained with respect to the Capital Southwest 401(k) Plan, and Capital Southwest will cause the trust maintained with respect to the Capital Southwest 401(k) Plan to accept such transfer of assets (the date on which such transfer occurs is referred to as the “ESOP Asset Transfer Date”). On and after the Distribution Date and until the ESOP Asset Transfer Date, the ESOP shall make payments to Employees and Former Employees with respect to their vested benefits thereunder in accordance with the terms of the ESOP, as in effect from time to time. On and after the ESOP Asset Transfer Date, the Capital Southwest 401(k) Plan shall make payments to Capital Southwest Company Employees with respect to their vested benefits transferred from the ESOP, in accordance with the terms of the Capital Southwest 401(k) Plan, as in effect from time to time, and the ESOP shall make payments to CSWI Company Employees and Former Employees with respect to their vested benefits under the ESOP in accordance with the terms of the ESOP, as in effect from time to time.

(b) CSWI Shares in the ESOP. CSWI Shares distributed in connection with the Share Distribution in respect of Capital Southwest Shares held in the ESOP shall be allocated to the applicable Employees’ and Former Employees’ account under the ESOP.

(c) No Loss of Unvested Benefits; No Distributions. The Transferring Employees will not lose their unvested benefits (if any) under the ESOP, which shall be assumed by CSWI as provided herein. No Transferring Employee shall be entitled to a distribution of his or her benefit under the ESOP as a result of such transfer of employment nor shall any Capital Southwest Company Employee be entitled to a distribution of his or her benefit that is transferred from the ESOP to the Capital Southwest 401(k) Plan as a result of the Share Distribution.

ARTICLE V

NONQUALIFIED DEFERRED COMPENSATION PLANS

Section 5.1 The Restoration Plan. Capital Southwest shall retain sponsorship of the Restoration Plan. Effective as of the Distribution Date, all CSWI Company Employees shall cease active participation in the Restoration Plan. CSWI shall take all actions necessary to establish a non-qualified deferred compensation plan containing substantially the same terms as the Restoration Plan, effective as of the Distribution Date (the “CSWI Restoration Plan”). All Liabilities with respect to benefits accrued under the Restoration Plan on behalf of CSWI Company Employees shall be transferred to the CSWI Restoration Plan and assumed by CSWI. All CSWI Company Employees who participated in the Restoration Plan immediately prior to the Distribution Date shall become active participants in the CSWI Restoration Plan effective on the Distribution Date. After the Distribution Date, Capital Southwest shall make payments to Capital Southwest Company Employees and Former Employees with vested benefits under the Restoration Plan in accordance with the terms of the Restoration Plan, as in effect from time to time, and CSWI shall make payments to CSWI Company Employees under the CSWI Restoration Plan in accordance with the terms of the CSWI Restoration Plan, as in effect from time to time.

Section 5.2 The Executive Compensation Plan. Capital Southwest shall retain the cash incentive awards granted under the Executive Compensation Plan, and from and after the Distribution Date, all Liabilities with respect to such cash incentive awards shall remain Liabilities of Capital Southwest. Capital Southwest shall pay such cash incentive awards to Employees who are entitled to payment thereunder in the time and manner provided under the Executive Compensation Plan. After the Distribution Date, any reference to a “change in control,” “change of control” or similar definition in a cash incentive award agreement entered pursuant to the Executive Compensation Plan shall be deemed to refer to a Capital Southwest Change of Control for purposes of awards held by Capital Southwest Company Employees and to either a CSWI Change of Control or Capital Southwest Change in Control for purposes of such awards held by CSWI Company Employees.

ARTICLE VI

WELFARE PLANS

Section 6.1 CSWI Assumption. Prior to the Distribution Date, CSWI shall take all actions necessary to assume sponsorship of the Welfare Plans and any insurance policies related thereto, and from and after the Distribution Date, all assets and Liabilities thereunder shall be assets and Liabilities of CSWI. Prior to the Distribution Date, Capital Southwest shall take all actions necessary to transfer the sponsorship of the Welfare Plans and assign any insurance policies related thereto to CSWI, to be effective as of the Distribution Date. Strathmore Products, Inc. shall retain sponsorship of the health and welfare plans sponsored by Strathmore Products, Inc.

Section 6.2 Establishment of Capital Southwest Health and Welfare Plans. Effective January 1, 2016, Capital Southwest shall establish the Capital Southwest Welfare Plans, and the Capital Southwest Company Employees and (if applicable) the Former Capital Southwest Company Employees shall cease participation in the Welfare Plans and shall be eligible to participate in the Capital Southwest Welfare Plans. All assets and Liabilities under the Capital Southwest Welfare Plans shall be assets and Liabilities of Capital Southwest or one of its Subsidiaries.

Section 6.3 Welfare Transition Period. During the Welfare Transition Period, Capital Southwest Company Employees and (if applicable) Former Capital Southwest Company Employees will continue to participate in the Welfare Plans at the same level such Capital Southwest Company Employees and (if applicable) such Former Capital Southwest Company Employees participated in the Welfare Plans immediately prior to the Distribution Date. During the Welfare Transition Period, Capital Southwest shall (A) pay CSWI for the employer portion of insurance premiums and flexible spending account contributions for all Capital Southwest Company Employees and (if applicable) Former Capital Southwest Company Employees participating in the Welfare Plans, (B) collect the employee portion of such premiums and contributions from such Capital Southwest Company Employees and (if applicable) such Former Capital Southwest Company Employees and (C) remit the employee portion of such premiums and contributions to CSWI.

Section 6.4 COBRA. CSWI will be responsible for complying with, and providing coverage pursuant to, the health care continuation requirements of COBRA and the corresponding provisions of the Welfare Plans with respect to any Employee and any Former Employee who incurs a qualifying event under COBRA before, as of, or after the Distribution Date; provided, however, that Capital Southwest will be responsible for complying with, and providing coverage pursuant to, the health care continuation requirements of COBRA and the corresponding provisions of the Capital Southwest Welfare Plans with respect to any Capital Southwest Company Employee or any Former Capital Southwest Company Employee who incurs a qualifying event under COBRA on or after January 1, 2016. The Parties agree that the consummation of the transactions contemplated by the Distribution Agreement shall not constitute a COBRA qualifying event for any purpose of COBRA.

Section 6.5 Vacation, Holidays and Leaves of Absence. Without limiting the generality of Section 2.1, effective as of the Distribution Date, CSWI shall assume all Liabilities with respect to vacation, holiday, annual leave of absence, and required payments related thereto, for each Transferring Employee. Capital Southwest or one of its Subsidiaries shall retain all Liabilities with respect to vacation, holiday, annual leave of absence, and required payments related thereto, for each Capital Southwest Company Employee and each Former Capital Southwest Company Employee, and CSWI or one of the CSWI Companies shall retain all Liabilities with respect to vacation, holiday, annual leave of absence, and required payments related thereto, for each CSWI Company Employee (excluding the Transferring Employees) and each Former CSWI Company Employee.

Section 6.6 Severance and Unemployment Compensation. Without limiting the generality of Section 2.1, effective as of the Distribution Date, CSWI shall assume any and all Liabilities to, or relating to, the Transferring Employees in respect of severance and unemployment compensation with respect to Liabilities that are triggered by events occurring after the Distribution Date. Capital Southwest or one of its Subsidiaries shall be responsible for any and all Liabilities to, or relating to, the Capital Southwest Company Employees and Former Capital Southwest Company Employees in respect of severance and unemployment compensation, regardless of whether the event giving rise to the Liability occurred before, at or after the Distribution Date, and CSWI or one of the CSWI Companies shall be responsible for any and all Liabilities to, or relating to, the CSWI Company Employees (excluding the Transferring Employees) and Former CSWI Company Employees in respect of severance and unemployment compensation, regardless whether the event giving rise to the Liability occurred before, at or after the Distribution Date.

Section 6.7 Workers’ Compensation. With respect to claims for workers’ compensation, (a) CSWI or a CSWI Company shall be responsible for claims in respect of CSWI Company Employees (excluding the Transferring Employees) and Former CSWI Company Employees, whether occurring before, at or after the Distribution Date, and (b) Capital Southwest or one of its Subsidiaries shall be responsible for all claims in respect of Capital Southwest Company Employees and Former Capital Southwest Company Employees, whether occurring before, on or after the Distribution Date. CSWI shall be responsible for any and all Liabilities with respect to claims for workers’ compensation by the Transferring Employees occurring after the Distribution Date, and Capital Southwest shall retain all Liabilities with respect to claims for workers’ compensation by the Transferring Employees occurring on or prior to the Distribution Date. Notwithstanding anything contained herein to the contrary, to the extent any claims occurring before the Distribution Date are covered by any insurance contract, such claims shall continue to be paid, administered and processed under such insurance contract.

ARTICLE VII

NON-U.S. EMPLOYEES

Section 7.1 Treatment of Non-U.S. Employees. CSWI Company Employees and Former CSWI Company Employees who are residents outside of the United States or otherwise are subject to non-U.S. Law and their related benefits and Liabilities shall be treated in the same manner as the CSWI Company Employees and Former CSWI Company Employees, respectively, who are residents of the United States and are not subject to non-U.S. Law. Notwithstanding anything in this Agreement to the contrary, all actions taken with respect to non-U.S. Employees or U.S. Employees working in non-U.S. jurisdictions shall be subject to and accomplished in accordance with applicable Law in the custom of the applicable jurisdictions.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 At-Will Status. Nothing in this Agreement shall create any obligation on the part of the Parties or any of their Subsidiaries to (i) continue the employment of any Employee or permit the return from a leave of absence for any period after the date of this Agreement (except as required by applicable Law) or (ii) change the employment status of any Employee from “at-will,” to the extent that such Employee is an “at-will” employee under applicable Law.

Section 8.2 Severance. The Parties acknowledge and agree that the Share Distribution and the assignment, transfer or continuation of the employment of the Employees as contemplated by this Agreement shall not be deemed an involuntary termination of employment entitling any Capital Southwest Company Employee or CSWI Company Employee to severance payments or benefits.

Section 8.3 Change in Control. The Parties acknowledge and agree that neither the consummation of the Share Distribution nor any transaction contemplated by this Agreement, the Distribution Agreement or any other Ancillary Agreement shall be deemed a “change of control,” “change in control,” or term of similar import for purposes of any Benefit Plan sponsored or maintained by any of the Capital Southwest Companies, CSWI or any of the CSWI Companies.

Section 8.4 Employee Records.

(a) Sharing of Information. Subject to any limitations imposed by applicable Law, each Party will, and will cause its Subsidiaries to, provide to the other Party and such other Party’s authorized agents and vendors all information necessary for the Parties to perform their respective duties under this Agreement.

(b) Transfer of Personnel Records and Authorization. Subject to any limitation imposed by applicable Law and to the extent that it has not done so before the Distribution Date, Capital Southwest shall transfer to CSWI any and all employment records (including any Form I-9, Form W-2 or other IRS forms) with respect to CSWI Company Employees and Former CSWI Company Employees and other records reasonably requested by CSWI to enable CSWI to properly to carry out its obligations under this Agreement. Such transfer of records generally shall occur as soon as administratively practicable at or after the Distribution Date. Pursuant to Section 5.1 and Section 5.2 of the Distribution Agreement, each Party will permit the other reasonable access to Employee records, to the extent reasonably necessary for such accessing Party to carry out its obligations hereunder.

(c) Access to Records. To the extent, due to restrictions by applicable Law, any employment records (including any Form I-9, Form W-2 or other IRS forms) with respect to CSWI Company Employees and Former CSWI Company Employees that are not transferred to CSWI pursuant to Section 8.4(b), from and after the Distribution Agreement, Capital Southwest shall provide CSWI access to such records in accordance with Sections 5.1 and 5.2 of the Distribution Agreement.

(d) Maintenance of Records. With respect to retaining, destroying, transferring, sharing, copying and permitting access to all Employee-related information, each Party shall, and shall cause its Subsidiaries to, comply with all applicable Laws and internal policies, and shall indemnify and hold harmless the other from and against any and all Losses that arise from a failure (by the indemnifying Party or its Subsidiaries or their respective agents) to so comply with all applicable Laws and internal policies applicable to such information.

(e) Cooperation. Each Party shall use commercially reasonable efforts to cooperate and work together to unify, consolidate and share (to the extent permissible under applicable privacy/data protection Laws) all relevant documents, resolutions, government filings, data, payroll, employment and benefit plan information on regular timetables and cooperate as needed with respect to (i) any Action with respect to any employee benefit plan, policy or arrangement contemplated by this Agreement, (ii) efforts to seek a determination letter, private letter ruling or advisory opinion from the IRS or DOL on behalf of any employee benefit plan, policy or arrangement contemplated by this Agreement, and (iii) any filings that are required to be made or supplemented to the IRS, PBGC, DOL or any other Governmental Authority; provided, however, that requests for cooperation must be reasonable and not interfere with daily business operations.

(f) Confidentiality. Notwithstanding anything in this Agreement to the contrary, all confidential records and data relating to Employees to be shared or transferred pursuant to this Agreement shall be subject to Section 5.4 of the Distribution Agreement and the requirements of applicable Law.

Section 8.5 Preservation of Rights to Amend. The rights of the Capital Southwest Companies, CSWI and the CSWI Companies to amend, waive, or terminate any Benefit Plan or any other plan, arrangement, agreement, program, or policy referred to herein shall not be limited in any way by this Agreement.

Section 8.6 Fiduciary Matters. Each Party acknowledges that actions required to be taken pursuant to this Agreement may be subject to fiduciary duties or standards of conduct under ERISA or other applicable Law, and no Party shall be deemed to be in violation of this Agreement if it fails to comply with any provisions hereof based upon its good-faith determination (as supported by advice from counsel experienced in such matters) that to do so would violate such a fiduciary duty or standard. Each Party shall be responsible for taking such actions as are deemed necessary and appropriate to comply with its own fiduciary responsibilities and shall fully release and indemnify the other Party for any Liabilities caused by the failure to satisfy any such responsibility.

Section 8.7 Complete Agreement; Construction. This Agreement, including the schedules attached hereto, the Distribution Agreement and the Ancillary Agreements shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

Section 8.8 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Party. The delivery of an executed Agreement by facsimile or other electronic delivery shall be sufficient to bind the Party so delivering such Agreement.

Section 8.9 Survival of Agreements. Except as otherwise contemplated by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Distribution Date.

Section 8.10 Notices. All notices and other communications hereunder shall be in writing, shall reference this Agreement and shall be hand delivered or mailed by registered or certified mail (return receipt requested) to the Parties at the following addresses (or at such other addresses for a Party as shall be specified by like notice) and will be deemed given on the date on which such notice is received:

To Capital Southwest:

Capital Southwest Corporation

5400 Lyndon B. Johnson Freeway, Suite 1300

Dallas, Texas 75240

Attention: Chief Executive Officer

To CSWI:

CSW Industrials, Inc.

5400 Lyndon B. Johnson Freeway, Suite 1300

Dallas, Texas 75240

Attention: Chief Executive Officer

Section 8.11 Waivers. The failure of any Party to require strict performance by any other Party of any provision in this Agreement will not waive or diminish that Party’s right to demand strict performance thereafter of that or any other provision hereof.

Section 8.12 Amendments. This Agreement may not be modified or amended except by an agreement in writing signed by each of the Parties.

Section 8.13 Assignment. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party without the prior written consent of the other Party and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void; provided, however, that either Party may assign this Agreement to a purchaser of all or substantially all of the properties and assets of such Party; provided, that no such assignment will relieve the assigning Party of its obligations hereunder.

Section 8.14 Successors and Assigns. The provisions to this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 8.15 Termination. This Agreement may be terminated at any time prior to the Share Distribution by and in the sole discretion of Capital Southwest without the approval of CSWI or the shareholders of Capital Southwest. In the event of such termination, no Party shall have any liability of any kind to any other Party or any other Person. After the Share Distribution, this Agreement may not be terminated except by an agreement in writing signed by the Parties.

Section 8.16 Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and their respective Subsidiaries, Affiliates, successors and assigns and shall not be deemed to confer upon any other Person any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement. The Parties agree that each CSWI Indemnitee and Capital Southwest Indemnitee who is not a party to this Agreement is an intended third party beneficiary of the indemnification provisions of this Agreement.

Section 8.17 Title and Headings. Titles and headings to Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 8.18 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF DELAWARE.

Section 8.19 Waiver of Jury Trial. The Parties hereby irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement.

Section 8.20 Specific Performance. From and after the Share Distribution, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Parties agree that the Party to this Agreement who is or is to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that, from and after the Share Distribution, the remedies at Law for any breach or threatened breach of this Agreement, including monetary damages, are inadequate compensation for any loss, that any defense in any action for specific performance that a remedy at Law would be adequate is hereby waived, and that any requirements for the securing or posting of any bond with such remedy are hereby waived.

Section 8.21 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

CAPITAL SOUTHWEST CORPORATION

By:
Name:
Title:

CSW INDUSTRIALS, INC.

By:
Name:
Title:

[Signature Page to Employee Matters Agreement]